Exhibit 99.1

Peregrine Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE REPORTS PROMISING INTERIM SURVIVAL DATA FROM
PHASE II COTARA RECURRENT GBM TRIAL

-- Additional Phase II Data to be Presented in Oral Poster Discussion at
ASCO Annual Meeting on June 3, 2011 at 5 PM CDT --
-- Nuclear Medicine and Oncology Experienced Vladimir Evilevitch, M.D., Ph.D.
Appointed as Peregrine’s Medical Director to Execute Cotara Regulatory and Clinical Strategy --

TUSTIN, CA, May 19, 2011 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced interim median overall survival of 8.8 months (38 weeks, 40 patients at first relapse) from a Phase II trial for Cotara® in recurrent glioblastoma multiforme (GBM).   Additional data from this trial will be presented in a poster, which was selected for an oral poster discussion at the Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Illinois on Friday, June 3, 2011 from 5:00 to 6:00 PM CDT.  Cotara is a targeted monoclonal antibody linked to a radioisotope that is administered as a single-infusion therapy directly into the tumor, destroying the tumor from the inside out, with minimal exposure to healthy tissue.

“Cotara is a promising, single-infusion treatment approach to treating recurrent GBM, the deadliest form of brain cancer,” said William R. Shapiro, M.D., vice chairman, Neurology at Barrow Neurological Institute and coauthor of the study.  “GBM is one of the most critical unmet medical needs, and unfortunately typical patient prognosis is approximately 6 months at first relapse.  In trials conducted to date, we have seen median overall survival of close to 9 months, and importantly have followed long-term survivors after a single, generally well-tolerated infusion of Cotara.”

“As we prepare for a planned meeting with the FDA in the fourth quarter of this year to determine the optimal registration pathway for Cotara, we are pleased that Dr. Vladimir Evilevitch, a nuclear medicine and oncology specialist, has joined our team to help advance this novel radiopharmaceutical therapy,” said Joseph S. Shan, vice president of clinical and regulatory affairs at Peregrine. “We are pleased that the Cotara data were selected for oral discussion at ASCO and we plan to include the most current interim data in this poster presentation.  As the last patients in this trial completed treatment in December 2010, additional follow-up will be critical and we are excited to have Vladimir to support this program going forward.”

Cotara Poster at ASCO
Poster: Friday, June 3, 2011, 2:00 - 6:00 PM CDT, McCormick Place S102, Board 24
Oral Poster Discussion: Friday, June 3, 2011, 5:00 - 6:00 PM CDT, McCormick Place S100a
Title: Open-label, dose confirmation study of interstitial 131I-chTNT-1/b MAb for the treatment of glioblastoma multiforme (GBM) at first relapse: Interim results (abstract 2035)
Author: William R. Shapiro, M.D., vice chairman, Neurology at Barrow Neurological Institute

Peregrine’s Phase II open-label, multicenter trial was designed to enroll 40 GBM patients at first relapse.  The primary endpoint is safety and tolerability of the maximum tolerated dose, a single 25-hour interstitial infusion of 2.5 mCi/cc of Cotara. Secondary endpoints include overall survival, progression free survival, and proportion of patients alive at six months after treatments. In a prior Phase II trial, median overall survival for patients treated with Cotara was 8.8 months (38 weeks).

Cotara has been granted orphan drug status and Fast Track designation for the treatment of glioblastoma multiforme and anaplastic astrocytoma by the FDA.

Vladimir Evilevitch, M.D., Ph.D. Joins Peregrine
Vladimir Evilevitch, M.D., Ph.D. joins Peregrine as medical director from PAREXEL International, where he was associate medical director responsible for planning and executing clinical trials for cardiovascular and oncology programs.  Previously, Dr. Evilevitch was the regional medical advisor for oncology at Novartis Healthcare, where he led Phase I through Phase IV clinical development programs in the Nordic region for a wide range of oncology therapeutics, including Femara® (breast cancer), Afinitor® (renal cell carcinoma), Glivec® (gastrointestinal stromal tumors), and Sandostatin® LAR® (neuroendocrine tumors).  Prior to working in the pharmaceutical industry, Dr. Evilevitch was a chief attending physician and clinical assistant professor for the Diagnostic Center of Imaging and Functional Medicine in the Department of Nuclear Medicine at Malmoe University Hospital in Sweden.  He earned his Doctor of Medicine (M.D.) and Doctor of Philosophy (Ph.D.) in Clinical Physiology and Nuclear Medicine from Lund University in Sweden.  Additionally, Dr. Evilevitch completed a postdoctoral fellowship in the Department of Molecular and Medical Pharmacology of the Nuclear Medicine Clinic at the University of California, Los Angeles. He has published on a broad range of oncology and nuclear medicine research topics.

New Peer-Reviewed Publication on Cotara
In a new peer-reviewed publication, investigators from the University Hospital-Case Medical Center in Cleveland highlight the significant need for improved therapeutic options for treating patients with recurrent GBM and detail previously reported Phase I and II data demonstrating Cotara’s tolerability and  therapeutic promise warranting further development.

Convection-enhanced delivery of 131I-chTNT-1/b MAb for treatment of high-grade adult gliomas. Alia Hdeib et al., Expert Opinion on Biological Therapy. Published Online First April 2011. http://informahealthcare.com/doi/abs/10.1517/14712598.2011.579097

About Brain Cancer
According to the American Cancer Society, in 2010 there will be an estimated 22,000 malignant tumors diagnosed and approximately 13,000 deaths attributed to brain or spinal cord cancer in the United States. The most common type of brain cancer is glioblastoma multiforme (GBM), which accounts for 60% of all malignant brain cancers. An aggressive form of cancer, GBM is the deadliest form of brain cancer, with a five-year survival rate of only 3%.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that results from future trials will not be consistent with results experienced in earlier clinical trials and preclinical studies, the risk that results may not support registration filings with the U.S. Food and Drug Administration, and the risk that Peregrine may not have or raise adequate financial resources to complete the planned clinical programs. Factors that could cause actual results to differ materially or otherwise adversely impact the company's ability to obtain regulatory approval for its product candidates include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2010 and the quarterly report on Form 10-Q for the quarter ended January 31, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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